Exhibit 99.1

FOR IMMEDIATE RELEASE:	Contact:
August 6, 2009	Ginny Dunn
7:00 a.m. ET	Associate Director
Corporate Communications &
Investor Relations
240-864-2643
ENTREMED REPORTS SECOND QUARTER 2009
FINANCIAL RESULTS
     ROCKVILLE, MD – August 6, 2009 – EntreMed, Inc. (Nasdaq: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer, today reported financial results for the three and six-month periods ending June 30, 2009.
     The Company reported a net loss for the second quarter of 2009 of ($3.1 million), or ($0.04) per share. This compares with a net loss of ($9.6 million), or ($0.11) per share, for the same period last year. For the first six months of 2009 the reported net loss was ($6.6 million), or ($0.08) per share as compared to ($17.9 million), or ($0.22) per share for 2008.
     The Company did not report any revenues for the first six months of 2009, although the Company believes that it will record royalty revenues of approximately $7.0 million on Celgene’s sales of Thalomid® in the third and fourth quarters of 2009. As of June 30, 2009, EntreMed had cash and short-term investments of approximately $15 million.
     Ms. Kathy Wehmeir-Davis, EntreMed Principal Accounting Officer, commented on the second quarter results, “During the second quarter of 2009, expenses were in-line with first quarter expenses and significantly below the comparable period in 2008. We expect operating expenses to increase slightly in the second half of the year as we look to expand ENMD-2076 clinical trials. In addition, we anticipate that royalty revenue on Celgene’s sales of Thalomid® will offset a portion of our expenses in the second half of 2009 and expect to begin recording royalties in the third quarter.”
     Michael M. Tarnow, EntreMed Executive Chairman, further commented, “Our second quarter financial results reflect the diligent efforts the team has put forth in the first half of the year to execute on our strategy to accelerate the development of our priority program, ENMD-2076, and to reduce non-priority expenses at every level in the organization. Our current cash position will allow us to continue to execute on our clinical development strategy for ENMD-2076 and to fund

www.entremed.com	Headquarters	Ontario, Canada	North Carolina
240.864.2600 phone	9640 Medical Center Drive	101 College Street, 5-706	4819 Emperor Blvd., Suite 400
240.864.2601 fax	Rockville, MD 20850	Toronto, Ontario	Durham, NC 27703
Canada M5G1L7

ongoing and planned operations through the second quarter of 2010. The Board continues to be encouraged by ENMD-2076 clinical results as we set the stage for our Phase 2 program and continue our active discussions for development collaborations.”
About ENMD-2076
     ENMD-2076 is an orally-active, Aurora A/angiogenic kinase inhibitor with a unique kinase selectivity profile and multiple mechanisms of action. Preclinical studies with ENMD-2076 demonstrated significant antitumor activity, including tumor regression, in multiple solid and hematological malignancies. ENMD-2076 has been shown to inhibit a distinct profile of angiogenic tyrosine kinase targets in addition to the Aurora A kinase. Aurora kinases are key regulators of mitosis (cell division), and are often over-expressed in human cancers. ENMD-2076 also targets the Flt-3 and FGFR3, kinases which have been shown to play important roles in the pathology of hematological cancers.
About EntreMed
     EntreMed, Inc. is a clinical-stage pharmaceutical company committed to developing primarily ENMD-2076, a selective angiogenic kinase inhibitor, for the treatment of cancer. ENMD-2076 is currently in Phase 1 studies in advanced cancers, multiple myeloma, and leukemia. The Company’s other therapeutic candidates include MKC-1, an oral cell-cycle regulator with activity against the mTOR pathway currently in multiple Phase 2 clinical trials for cancer, and ENMD-1198, a novel antimitotic agent currently in Phase 1 studies in advanced cancers. The Company also has an approved IND application for Panzem® in rheumatoid arthritis. Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission.

Forward Looking Statements
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance (including the timing of royalty revenues and future R&D expenditures), strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under “Risk Factors,” including risks relating to the need for additional capital and the uncertainty of additional funding; variations in actual sales of Thalomid®, risks associated with the Company’s product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results, uncertainties relating to preclinical and clinical trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).
(Financial Table Attached)
-more-

ENTREMED, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
Three Months Ended
June 30,

	2009	2008
Total revenues	$0	$0

Research and development	1,659,474	5,484,857

General and administrative	1,010,733	1,739,691

In-process research and development	0	2,000,000

Net loss	(3,051,193)	(9,570,143)

Net loss per share (basic and diluted) attributable to common shareholders	$(0.04)	$(0.11)

Weighted average number of shares outstanding (basic and diluted)	87,740,079	85,535,426
Six Months Ended
June 30,

	2009	2008
Total revenues	$0	$0

Research and development	3,612,934	11,672,060

General and administrative	2,170,454	3,722,685

In-process research and development	0	2,000,000

Net loss	(6,567,948)	(17,916,599)

Net loss per share (basic and diluted) attributable to common shareholders	$(0.08)	$(0.22)

Weighted average number of shares outstanding (basic and diluted)	87,734,393	85,217,169

Cash and short-term investments	$15,154,973	$36,196,345
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